EXHIBIT 3.i.02


AMENDMENT TO ARTICLES OF INCORPORATION OF GOLDEN HAND RESOURCES INC.

Section 2.1 of Article II is hereby amended as follows:

2.1      Authorized Capital

The total number of shares that this corporation is authorized to issue is 240,000,000 consisting of 2000,000,000 shares of Common Stock having a par value of $0.00005 per share and 40,000,000 shares of Preferred Stock having a par value of $0.00005 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

/s/ Mike Frankenberger                                    November 8, 2004
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Mike Frankenberger
Director